Exhibit 4.6

COMFORT SYSTEMS USA, INC.

2006 STOCK OPTIONS/SAR PLAN FOR NON-EMPLOYEE DIRECTORS

1.              Purpose; Term

The purpose of this 2006 Stock Options/SAR Plan for Non-Employee Directors (the “Plan”) is to advance the interests of Comfort Systems USA, Inc. (the “Company”) by increasing the proprietary interest in the Company of non-employee members of the Company’s Board of Directors by providing a portion of their compensation in options to acquire shares (“Shares”) of the Company’s common stock (“Common Stock”) and rights to receive any excess in value of shares of Common Stock over the exercise price (“Stock Appreciation Rights” or “SARs” and together with options, the “Awards”). No Awards may be granted under the Plan more than ten years after the effective date of the Plan, but Awards granted prior to that date may continue in accordance with their terms.

2.              Administration and Definitions

The Plan shall be administered by the Committee. Except to the extent action by the Committee is required under Section 162(m) of the Code in the case of Awards intended to qualify for performance-based compensation exception thereto, the Board may in any instance perform any of the functions of the Committee hereunder. The Committee shall select the participants to receive Awards (“Participants”) and shall determine the terms and conditions of the Awards. The Committee shall have authority, not inconsistent with the express provisions of the Plan: (a) to administer the issuance of Awards granted in accordance with the formula set forth in this Plan to such Participants as are eligible to receive Awards; (b) to prescribe the form or forms of instruments evidencing Awards and any other instruments required under the Plan and to change such forms from time to time; (c) to adopt, amend and rescind rules and regulations for the administration of the Plan; and (d) to interpret the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Such determinations of the Committee shall be conclusive and shall bind all parties. Notwithstanding anything else, transactions under this Plan, to the extent they would otherwise be subject to Section 16 of the Securities Exchange Act of 1934, are intended to comply with all applicable conditions of Rule 16b-3 or its successors under Section 16 of the Securities Exchange Act of 1934 (“Rule 16b-3”). To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. In the case of an Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Plan and such Award shall be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception.

Consistent with the above requirements, the Committee may delegate (consistent with such of its duties, powers and responsibilities as it may determine (and in the event of any such delegation, references herein to the Committee shall include the person or persons so delegated to the extent of such delegation).

As used herein, “Committee” means one or more committees each comprised of not less than two members of the Board of Directors (the “Board”) appointed by the Board to administer the Plan or a specified portion thereof. Unless otherwise determined by the Board, if a Committee is authorized to grant Awards to a Reporting Person or a Covered Employee, each member shall be a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act or, respectively, an “outside director” within the meaning of Section 162(m) of the Code, respectively. “Covered Employee” means a “covered employee” within the meaning of Section 162(m) of the Code. “Reporting Person” means a person subject to Section 16 of the Exchange Act.

3.              Effective Date

The Plan shall be effective on the date it is approved by the stockholders.

4.              Shares Subject to the Plan

(a)           Number of Shares.  Subject to the other terms of the Plan, no more than 500,000 shares of Common Stock in the aggregate may be delivered under or in satisfaction of Awards. Each share of Common Stock subject to an Award shall be counted against the limit as one (1) share. However, SARs to be settled in shares of Common Stock shall be counted in full against this limit, regardless of the number of shares of Common Stock issued upon settlement of the SAR.

(b)           No Fractional Shares to be Delivered.  Shares delivered under the Plan may be authorized but unissued common stock, or previously issued common stock that we acquire and hold in our treasury. No fractional Shares shall be delivered under the Plan.

(c)           Reversion to the Plan.  For the avoidance of doubt, if an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Common Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company for an amount not greater than the Participant’s purchase price, the shares of Common Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan. Shares of Common Stock shall not be deemed to have been issued pursuant to the Plan (a) with respect to any portion of an Award that is settled in cash or other property (other than shares of Stock) or (b) to the extent such shares are withheld or reacquired by the Company in satisfaction of tax withholding obligations. Upon payment in shares of Stock pursuant to the exercise of an SAR, the number of shares available for issuance under the Plan shall be reduced as provided in Section 4(a).

5.              Eligibility

Directors eligible to receive Awards under the Plan (“Non-Employee Directors”) shall be those directors who are not present or former employees of the Company or of any subsidiary or other affiliate of the Company.

6.              Terms and Conditions of Awards

(a)           Individual Award Limits.  On the date of each annual meeting, each Non-Employee Director who has served since at least the previous annual meeting and is continuing in office and each newly elected Non-Employee Director shall be awarded an Award covering 10,000 Shares (which shall be the maximum number of shares of Common Stock subject to Awards that may be granted to any Participant under the Plan in the aggregate in any calendar year). For purposes of this paragraph, each Non-Employee Director elected to office by the Board since the then last annual meeting shall be treated as a newly elected Non-Employee Director.

(b)           Exercise Price.  The exercise price of each Award shall be 100% of the Fair Market Value per Share at the time the Award is granted. In no event, however, shall the exercise price be less, in the case of an original issue of authorized stock, than par value per share. For all purposes hereunder, “Fair Market Value” means, (i) with respect to Common Stock, (A) for so long as such Stock is readily tradeable on an established securities market (within the meaning of Section 409A), the closing price on the trading day of the grant, and (B) otherwise, the fair market value of such Stock determined by the Committee by a reasonable application of a reasonable valuation method (within the meaning of Section 409A); and, (ii) with respect to any other property, the fair market value of such property as determined by the Committee in good faith in the manner established by the Committee from time to time.

(c)           Grant of Options and SARs.  Subject to the provisions of the Plan, the Committee may grant options and SARs. The Committee shall determine at the time of grant or thereafter whether SARs are settled in cash, Common Stock or other securities of the Company or other property, and may define the manner of determining the excess in value of the shares of Common Stock. Each option and SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable grant or thereafter. The Committee may impose such conditions with respect to the grant and exercise of an option or SARs, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

(d)           Duration.  The latest date on which an Award may be exercised (the “Final Exercise Date”) shall be the date which is ten years from the date the Award was granted.

(e)           Exercise.

(i)            Each Award shall become exercisable to the full extent of all Shares covered thereby one year after the date of the grant.

(ii)           Any exercise of an Award shall be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by (i) any documentation required by the Committee and (ii) payment in full for the number of Shares for which the Award is exercised.

(iii)          The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes (including any FICA or similar taxes) required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company and its affiliates may, to the extent permitted by law, deduct any such tax (including any FICA or similar tax) obligations from any payment of any kind due to the Participant hereunder or otherwise. In the Committee’s discretion, the minimum tax (including any FICA or similar taxes) obligations required by law to be withheld in respect of Awards may be paid in whole or in part in shares of Stock, including shares retained from the Award creating the obligation, valued at their Fair Market Value on the date of retention or delivery.

(iv)          If an Award is exercised by the executor or administrator of a deceased director, or by the person or persons to whom the Award has been transferred by the director’s will or the applicable laws of descent and distribution, the Company shall be under no obligation to deliver Shares pursuant to such exercise until the Company is satisfied as to the authority of the person or persons exercising the Award.

(f)            Payment.  No shares shall be delivered pursuant to any exercise of an option until payment in full of the exercise price therefor is received by the Company. Such payment may be made in whole or in part in cash or, to the extent legally permissible and expressly permitted by the Committee at or after the grant of the option, by delivery of other property such as shares of Common Stock that have been owned by the optionee for at least six months (or such other period as the Committee may determine), valued at their Fair Market Value on the date of delivery or such other lawful consideration, including a payment commitment of a financial or brokerage institution, as the Committee may determine; or any combination of the foregoing permitted forms of payment.

(g)           No Rights As Stockholder.  An Award holder shall not have the rights of a shareholder with regard to awards under the Plan except as to Stock actually received by him or her under the Plan.

(h)           Documentation and Legal Conditions on Delivery of Stock.  Each Award shall be evidenced by a writing delivered to the Participant or agreement executed by the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles. The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: the Company’s counsel has approved all legal matters in connection with the issuance and delivery of such shares; if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock.

(i)            Nontransferability.  No Award may be transferred other than by will or the laws of descent and distribution and may be exercised, during the life of the Participant, only by the Participant, except that the Committee may permit certain transfers to the Participant’s family members or to certain entities controlled by the Participant or his or her family members.

(j)            Termination of Service.  Unless the Committee expressly provides otherwise, the following rules shall apply affiliates. Immediately upon the cessation of the Participant’s service relationship with the Company and its affiliates an Award requiring exercise will cease to be exercisable and all Awards to the extent not already fully vested will be forfeited, except that:

(i)            All Awards held by a Participant immediately prior to his or her death, to the extent then exercisable, will remain exercisable by such Participant’s executor or administrator or the person or persons to whom the Award is transferred by will or the applicable laws of descent and distribution, in each case for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Award could have been exercised without regard to this subsection (g), and shall thereupon terminate; and

(ii)           all Awards held by the Participant immediately prior to the cessation of the Participant’s employment or other service relationship for reasons other than death and except as provided in (iii) below, to the extent then exercisable, will remain exercisable for the lesser of (1) a period of six months or (2) the period ending on the latest date on which such Award could have been exercised without regard to this subsection (g), and shall thereupon terminate.

(iii)          Unless the Committee expressly provides otherwise, a Participant’s “service relationship with the Company and its affiliates” will be deemed to have ceased when the service relationship in respect of which the Award was granted terminates (whether or not the Participant continues in the service of the Company or its affiliates in some other capacity).

(k)           Amendment of Award.  Except as otherwise expressly provided in the Plan, the Committee may amend, modify, or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization. Any such action shall require the Participant’s consent unless the Committee determines that the action would not materially and adversely affect the Participant.

7.              Effect, Termination, Amendment and Governing Law

The Board of Directors may amend, suspend, or terminate the Plan or any portion thereof at any time, subject to such stockholder approval as the Board determines to be necessary or advisable. Further, under all circumstances, the Committee may, but shall not be required to, make non-substantive administrative changes to the Plan as to conform with or take advantage of governmental requirements, statutes or regulations. Except as provided in Section 6(k), no such amendment, modification or termination will adversely affect the rights of any Participant (without his or her consent) under any Award previously granted and no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the Plan to qualify or to continue to qualify under Rule 16b-3 or for Awards intended to be eligible for the performance-based exception under Section 162(m) to continue such eligibility. Except as otherwise provided by the express terms of an Award Agreement, the provisions of the Plan and of Awards under the Plan shall be governed by and interpreted in accordance with the laws of the State of Delaware.

8.              Application of Code Section 409A

Awards under the Plan are intended either to be exempt from the rules of Section 409A of the Code or to satisfy those rules, and shall be construed accordingly. Granted Awards may be modified at any time, in the Committee’s discretion, so as to increase the likelihood of exemption from or compliance with the rules of Section 409A of the Code.

9.              Option or SAR Repricing

Without the affirmative vote of holders of a majority of the shares of Common Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Common Stock is present or represented by proxy, neither the Board nor the Committee shall approve either (a) the cancellation of outstanding Options or SARs and the grant in substitution therefor of new Options or SARs having a lower exercise price or (b) the amendment of outstanding Options or SARs to reduce the exercise price thereof. This paragraph shall not be construed to apply to: (i) the substitution or assumption of an Award by reason of or pursuant to a corporate transaction, to the extent such substitution or assumption would not be treated as a grant of a new stock right or a change in the form of payment for purposes of Section 409A of the Code within the meaning of Prop. Treas. Reg. Section 1.409A-1(b)(5)(iii)(D)(3), Notice 2005-1, A-4(d) and any subsequent Section 409A guidance (whether administrative or regulatory); or (ii) adjustments made pursuant to Section 10(b).

10.           Effect of Certain Transactions

(a)           Assumptions or Substitutions.  Except as otherwise expressly provided in an Award Agreement:

(i)            In the event of a Corporate Transaction in which there is an acquiring or surviving entity, the Committee may, unless the Committee determines that doing so is inappropriate or unfeasible, provide for the continuation or assumption of some or all outstanding Awards, or for the grant of new awards in substitution therefor, by the acquiror or survivor or an entity controlling, controlled by or under common control with the acquiror or survivor, in each case on such terms and subject to such conditions (including vesting or other restrictions) as the Committee determines are appropriate. Unless the Committee determines otherwise, the continuation or assumption shall be done on terms and conditions consistent with Section 409A of the Code.

(ii)           In the event of a Corporate Transaction (whether or not there is an acquiring or surviving entity), the Committee may provide (unless the Committee determines otherwise, on terms and conditions consistent with Section 409A of the Code) for treating as satisfied any vesting condition on any such Award.

(iii)          Except as otherwise expressly provided in an Award agreement, each Award (unless assumed pursuant to the Section 10(a)(i) above), will terminate upon consummation of the Corporate Transaction.

(iv)          If the Corporate Transaction is one in which holders of Stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing), the Committee may provide for payment (a “cash-out”), with respect to some or all Awards, equal in the case of each affected Award to the excess, if any, of (A) the Fair Market Value of one share of Common Stock times the number of shares of Common Stock subject to the Award, over (B) the aggregate exercise price, if any, under the Award, in each case on such payment terms (which need not be the same as the terms of payment to holders of Common Stock) and other terms, and subject to such conditions, as the Committee determines.

For this purpose, “Corporate Transaction” means any of the following: any sale of all or substantially all of the assets of the Company, change in the ownership of the capital stock of the Company, reorganization, recapitalization, merger (whether or not the Company is the surviving entity), consolidation, exchange of capital stock of the Company or other restructuring involving the Company, provided, that, in each case, to the extent any amount constituting “nonqualified deferred compensation” subject to Section 409A of the Code would become payable under an Award by reason of a Corporate Transaction, it shall become payable only if the event or circumstances constituting the Corporate Transaction would also constitute a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, within the meaning of subsection (a)(2)(A)(v) of Section 409A of the Code.

(b)           Changes In, Distributions With Respect To And Redemptions Of The Stock

(i)            In the event of any stock dividend or other similar distribution of stock or other securities of the Company, stock split or combination of shares (including a reverse stock split), recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, merger, exchange of stock, redemption or repurchase of all or part of the shares of any class of stock or any change in the capital structure of the Company or an affiliate or other transaction or event, the Committee may, as appropriate in order to prevent enlargement or dilution of benefits intended to be made available under the Plan, make adjustments to the maximum number of shares that may be delivered and may also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(ii)           The Committee may also make adjustments of the type described in Section 10(a) and 10(b)(i) above to take into account distributions to stockholders other than stock dividends or normal cash dividends, material changes in accounting practices or principles, extraordinary dividends, mergers, consolidations, acquisitions, dispositions or similar transactions involving Stock, or any other event, if the Committee determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder, having due regard for the continued exemption of the Awards from (or satisfaction by the Awards of the rules of) Section 409A of the Code, where applicable and, in the case of Awards intended to qualify for the performance-based compensation exception Section 162(m) of the Code, having due regard continued qualification for that exception.

(iii)          References in the Plan to shares of Common Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 10.